Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Pine Timber 1:

We consent to the incorporation by reference in the registration statement (No. 333-218466) on Form S-3 and the registration statements (Nos. 333-191916 and 333-219402) on Form S-8 of Catchmark Timber Trust, Inc. of our report dated May 16, 2018, with respect to the combined carve-out balance sheets of Crown Pine Timber 1, L.P and Affiliated Entities as of December 31, 2017, 2016, and 2015, and the related combined carve-out statements of operations, combined carve-out statements of partners’ capital, and combined carve-out statements of cash flows for each of the years then ended, and the related notes to the combined carve-out financial statements, which report appears in the Form 8-K of Catchmark Timber Trust, Inc. dated May 18, 2018.

/s/ KPMG LLP

Portland, Oregon

May 16, 2018